UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 21, 2014

TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	0-452	38-1093240
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5683 Hines Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500

(not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2014, our Board increased the current size of our Board of Directors from five to six members and appointed Robert E. Rossiter as a director to fill the newly-created vacancy, effective immediately. Mr. Rossiter will serve until the 2015 annual meeting of shareholders and until his successor is duly elected and qualified, or until his resignation or removal. Mr. Rossiter has also been appointed to the Compensation Committee.

Robert E. Rossiter retired as chief executive officer, president and director of Lear Corporation, an automotive supplier, on May 31, 2012. Since his retirement, Mr. Rossiter has been pursuing his personal interests.

Mr. Rossiter’s career at Lear and its predecessor companies spans over 40 years, with Mr. Rossiter holding various management positions of increasing responsibility in sales, management and operations. Mr. Rossiter served as chairman from January 2003 until August 2010, chief executive officer from October 2000 until May 2012, president from August 2007 until May 2012 and chief operating officer from November 1998 until October 2000, He also served as a director of Lear from 1988 until May 2012.

Mr. Rossiter was born and raised in Detroit and he earned his bachelor’s degree in business administration from Northwood University in Midland, Michigan.

Mr. Rossiter’s extensive background includes executive management and international experience with Lear, a record of leadership, achievement and executing on Lear’s business and global strategy and public company directorship and committee experience with Lear, including at the board chairman level. His extensive career provides us with global manufacturing and operational knowledge that will complement the Board’s existing array of experience.

On July 7, 2009, Lear filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code. On November 9, 2009, Lear emerged from Chapter 11. During this time, Mr. Rossiter was chairman, chief executive officer and president of Lear.

There are no arrangements or understandings between Mr. Rossiter and any other persons pursuant to which Mr. Rossiter was selected as a director. Mr. Rossiter does not have a direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant and the amount involved exceeds $120,000, nor has Mr. Rossiter had a direct or indirect material interest in any such transactions since the beginning of 2013.

In connection with his election as a non-employee director, Mr. Rossiter will earn a prorated cash retainer fee of $41,246.44 for 2014-2015 through the day before the 2015 Annual Meeting of Shareholders (currently scheduled for April 29, 2015), payable in advance in monthly installments. As a non-employee director, Mr. Rossiter will receive additional cash fees of $5,155.90 for his service as a member of the Compensation Committee, payable in advance in monthly installments. Mr. Rossiter is also entitled to a prorated grant of Restricted Stock Units (RSUs) under our 2014 Omnibus Incentive Plan, which will be granted by the Compensation Committee in the near future. In addition, we reimburse all directors for reasonable travel expenses.

Item 7.01	Regulation FD Disclosure.

On August 27, 2014, we issued a press release announcing the appointment of Robert E. Rossiter to our Board, disclosed in Item 5.02. We are furnishing a copy as Exhibit 99.1 to this report and incorporate it by reference in this Item 7.01.

Item 9.01	Financial Statements and Exhibits.
The following exhibit is filed with this report:

Exhibit No.	Description

99.1	Press release dated August 27, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY

Date:	August 27, 2014	By	/s/ Janice E. Stipp
Janice E. Stipp, Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 27, 2014